EXHIBIT 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Inc. Announces Termination of Shareholder Rights Plan

ATLANTA, February 19, 2015 — Equifax Inc. (NYSE: EFX) today announced that its Board of Directors voted to terminate the company’s shareholder rights plan effective February 19, 2015. Shareholders do not have to take any action as a result of this termination.

Richard F. Smith, chairman and chief executive officer, commented, “Our Board of Directors recently conducted a review of our corporate governance practices including our shareholder rights plan, sometimes called a “poison pill.”  In reaching its decision to terminate the plan at this time, the Board took into careful consideration shareholder feedback received as part of our ongoing shareholder outreach and engagement process."

About Equifax

Equifax is a global leader in consumer, commercial and workforce information solutions that provide businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 600 million consumers and 81 million businesses worldwide.  The company’s significant investments in differentiated data, its expertise in advanced analytics to explore and develop new multi-source data solutions, and its leading-edge proprietary technology enable it to create and deliver unparalleled customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates or has investments in 19 countries and is a member of Standard & Poor's (S&P) 500® Index.  Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. In 2014, Equifax was nominated as a Bloomberg BusinessWeek Top 50 company; its CIO was listed as one of the top 100 by CIO magazine; and the company was named to the Fintech 100 list, was recognized as a top 20 company to work for by the Atlanta Journal-Constitution, and was named a 2014 InformationWeek Elite 100 Winner. For more information, please visit www.equifax.com.